Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

Stockholder contact:	Gary Terpening
212-850-1533
gary.a.terpening@ampf.com
TRI-CONTINENTAL CORPORATION
ADJOURNS 81ST ANNUAL MEETING OF STOCKHOLDERS
TO MAY 3, 2011
MINNEAPOLIS, MN, April 14, 2011 — Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today held its 81st Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota, but, in order to allow for additional time to conduct further solicitation, the Meeting was adjourned to May 3, 2011 at 1:30 pm Eastern time at the offices of Columbia Management Investment Advisers, LLC (the Corporation’s investment manager) at 225 Franklin Street, Boston Massachusetts 02110.
At the adjourned Meeting, stockholders will consider (i) the election of three Directors; (ii) a proposal to ratify the selection of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for 2011; and (iii) a proposal to change the Corporation’s fundamental investment policy relating to securities lending.
Important Disclosures:
The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.
Tri-Continental is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.
You should consider the investment objective, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objective, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or RiverSource Service Corporation at 800-345-6611. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation.
There is no guarantee that the Corporation’s investment objective will be met, and you could lose money.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK GUARANTEE
NOT A DEPOSIT	NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY